Exhibit 21.1

SUBSIDIARIES OF GENERAL FINANCE CORPORATION

GFN North America Leasing Corporation, a Delaware corporation (incorporated in July 2014) (a)

GFN North America Corp., a Delaware corporation (b)

Pac-Van, Inc., an Indiana corporation (b)

Harper’s Hot Shot Service, Inc., a Kentucky corporation (b)

PV Acquisition Corp., an Alberta, Canada corporation (b)

Lone Star Tank Rental Inc., a Delaware corporation (b)

GFN Manufacturing Corporation, a Delaware corporation (b)

Southern Frac, LLC, a Texas limited liability company (c)

GFN U.S. Australasia Holdings, Inc., a Delaware corporation (a)

Royal Wolf Holdings Limited, an Australian corporation (d)

Royal Wolf Trading Australia Pty Limited, an Australian corporation (d)

Kookaburra Containers Pty Limited, an Australian corporation (d)

Royalwolf NZ Acquisition Co. Limited, a New Zealand corporation (d)

Royalwolf Trading New Zealand Limited, a New Zealand corporation (d)

(a)	100% owned — directly
(b)	100% owned — indirectly
(c)	90% owned — indirectly
(d)	Over 50% owned — indirectly